Exhibit 10.11

Sunesis Pharmaceuticals Bonus Program

Proposed to the Compensation Committee February 1, 2002

Amended January 6, 2005

Sunesis Pharmaceuticals has designed a Bonus Program to provide an incentive to employees to achieve individual, group and corporate objectives.  The program is also intended to maintain the Company’s competitive position with respect to compensation, and to enhance our ability to attract and retain superior talent.  Under the proposed plan, all regular Sunesis employees in good standing are eligible to receive a bonus.  Bonuses for employees hired during the plan year are prorated according to time of service.

Program Objectives

The Bonus Program is structured to be competitive in the Northern California Biotechnology Industry Marketplace, with its bonus targets “at market” – i.e. close to the average of a group of appropriate comparators especially in the lower tiers of our salary structure.

The Bonus Program is intended to reinforce the following values:

•       Achievement of Company Objectives

•       Achievement of Department/Group/Team objectives

•       Recognition of individual contributions and effort

2004 Bonus Pool

Six tiers of positions are proposed, with bonus targets ranging from 6% to 25% of base pay.  The bonus target for executive officers is 25% of base pay.  These bonus targets were applied to all staff and prorated for new hires, and accrued throughout the year, assuming an 85% of target payout.  The accrual amounts to 10.51% of payroll, or $1,163,101.

Administration of the Process

•                  A bonus pool is incorporated into the Company’s base budget and is accrued throughout the year.

•                  Employees are eligible for bonus amounts as a percentage of base pay (the “target amount”), depending on the position they hold.  The bonus pool is calculated by adding the target amounts for all eligible employees.

•                  At year-end, the Company’s Management and Compensation Committee determine the degree to which the Company has met its overall objectives for the year and the pool is adjusted accordingly.  For example, if the Company has not accomplished all of its objectives, the pool available for bonus payout may be adjusted downward by the Compensation Committee.  In the event the Company has exceeded its objectives, the Compensation Committee may elect to increase the size of the pool.

•                  Once the size of the bonus pool has been determined, target bonuses of employees are adjusted accordingly.  For example, if an employee’s target bonus is 10% of annualized salary, and the Compensation Committee has determined that the bonus pool should be 80% of the base amount, the employee’s target bonus is adjusted to 80% of 10% (8%).

•                  Bonus awards to individual employees will be adjusted upward or downward based on the accomplishment of group and individual objectives, and upon individual effort and teamwork.  Individual bonuses are intended to reflect the employee’s performance.  All such adjustments will be made within the context of not exceeding the size of the overall bonus pool.

•                  For non-executive employees, the bonus amount is determined by the Executive Committee with input from Department Heads and Supervisors.  For Executive Committee members, the bonus amount is determined by the Compensation Committee of the Board of Directors with input from the Chief Executive Officer.

•                  Regular communication is provided throughout the year to update employees on progress toward accomplishment of Company and Group goals.